Exhibit 10.5
FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
          THIS FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (“Fourth Amendment”) made as of the 7th day of January, 2009, by and between PRIMO WATER CORPORATION, a Delaware corporation (together with its successors and assigns, the “Existing Borrower”), PRIMO TO GO, LLC, a North Carolina limited liability company, PRIMO PRODUCTS, LLC, a North Carolina limited liability company, and PRIMO DIRECT, LLC, a North Carolina limited liability company (each a “New Borrower” and together, the “New Borrowers”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, the “Bank”).
BACKGROUND
          The Existing Borrower and the Bank entered into a Loan and Security Agreement dated as of June 23, 2005, as amended by that certain First Amendment to Loan and Security Agreement, dated as of April 26, 2006, by that certain Second Amendment to Loan and Security Agreement, dated as of April 30, 2007, and by that certain Third Amendment to Loan and Security Agreement, dated as of June 24, 2008 (“Third Amendment”) (as amended, the “Loan Agreement”). Terms used herein and not herein defined shall have the meanings given to them in the Loan Agreement.
          The New Borrowers are Subsidiaries of the Existing Borrower. The New Borrowers become Borrowers under the Loan Agreement, in accordance with Section 10.12 of the Loan Agreement, pursuant to the Third Amendment. The Existing Borrower and the New Borrowers are referred to herein collectively as the “Borrowers”. The Borrowers have now requested certain additional amendments to the provisions of the Loan Agreement, which the Bank is willing to accommodate, subject to the terms and conditions of this Fourth Amendment.
          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers and the Bank hereby agree as follows:
     1. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:
          (a) The definition of “Applicable Margin” in Section 1.1 of the Loan Agreement is amended and restated to read as follows:
“Applicable Margin” means as to any Revolver Loan, or portion thereof, that is: (i) a LMIR Loan, 5% until the Reversion Date and 3.25% from and after the Reversion Date; and (ii) a Base Rate Loan, 2.5% until the Reversion Date and 0.75% thereafter. The Revolver Loans, at any time, shall either be all LMIR Loans or all Base Rate Loans.”

          (b) The definition of “Revolver Commitment” in Section 1.1 of the Loan Agreement is hereby amended and restated to read as follows:
“Revolver Commitment” means the commitment of Bank, subject to the terms and conditions herein, to make Revolver Loans and issue Letters of Credit in accordance with the provisions of Section 2 hereof in an aggregate amount not to exceed $10,000,000.00 at any one time.
(c) The Loan Agreement is hereby amended:
               (i) By adding the following definitions thereto immediately following the definition of “Joinder Agreement”:
“Junior Indebtedness” means the Debt and other obligations of Borrowers to Bank pursuant to the Junior Loan Agreement.
“Junior Loan Agreement” means that certain Loan and Security Agreement, dated as of January ___, 2009, among Borrowers and Bank.
               (ii) By adding the following definition thereto immediately following the definition of “Placed Inventory”:
“Prime To Go” means Prime To Go, LLC, a North Carolina limited liability company.
               (iii) By adding the following definition thereto immediately following the definition of “Reserves”:
“Reversion Date” means that date as of which the Junior Indebtedness has been paid and satisfied in full.
          (d) Section 2.11 of the Loan Agreement is hereby amended and restated to read as follows:
     2.11 Automatic Debit of Checking Account for Loan Payments. Borrower authorizes Bank to debit demand deposit account number 2000026543086, or any other account with Bank (routing number 053101626) designated in writing by Borrower, for any payments due under the Note, provided, that Bank shall provide written notice to Borrower at least one (1) business day prior to debiting any such account. Borrower further certifies that Borrower holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership.
          (e) Section 5.6(b) of the Loan Agreement is hereby amended and restated to read as follows:

     (b) Annual Statements. Within one hundred twenty (120) days after the end of each Fiscal Year, a detailed audited financial report of Borrower and its Subsidiaries containing a consolidated and consolidating balance sheet at the end of that period and a consolidated and consolidating income statement and statement of cash flows for that period, setting forth in comparative form the figures for the preceding Fiscal Year, together with all supporting schedules and footnotes, and containing an unqualified audit opinion of independent certified public accountants acceptable to Bank that the financial statements were prepared in accordance with GAAP. Borrower shall obtain such written acknowledgments from Borrower’s independent certified public accountants as Bank may require permitting Bank to rely on such annual financial statements.
          (f) Section 5.12(e) of the Loan Agreement is hereby amended and restated to read as follows:
     (e) except for sales of Inventory in the ordinary course of business, sales of assets permitted by Section 6.13 hereof and the grant to Bank of Liens securing the Junior Indebtedness, will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein;
          (g) Section 6.1(a) of the Loan Agreement is hereby amended and restated to read as follows:
          “(a) The Obligations and the Junior Indebtedness;”
          (h) Section 6.2(a) of the Loan Agreement is hereby amended and restated to read as follows:
“(a)	Liens securing the Obligations and Liens securing the Junior Indebtedness; provided, however, the Liens securing the Junior Indebtedness shall at all times while any Obligations (excluding the Junior Indebtedness) are unpaid or otherwise outstanding shall be junior and subordinate to the Liens securing the Obligations (excluding the Junior Indebtedness).”
          (i) Section 6.3(d) of the Loan Agreement is hereby amended and restated to read as follows:
     (d) Borrower may pay with respect to its Series B Preferred Equity, dividends aggregating not more than ten percent (10%) of such Series B Preferred Equity annually (or, in lieu of paying such dividends for any year, Borrower may accrue dividends aggregating up to fifteen percent (15%) of such Series B Preferred Equity annually); provided that at the time of such payment, and after giving effect thereto, each of the following conditions is met: (A) no Event of Default exists, (B) Borrower is Solvent, and (C) such payment is permitted under applicable law.
          (j) Section 6.12 of the Loan Agreement is hereby amended and restated to read as follows:
     6.12 Subsidiaries. Shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent; provided, however, that Borrower may sell Prime To Go, so long as the sale proceeds thereof are applied as set forth in the Junior Loan Agreement, and may, without the consent of Bank, form a Subsidiary to act as an equipment leasing or finance company.
          (k) Section 6.13 of the Loan Agreement is hereby amended and restated to read as follows:
     6.13 Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets, Name and Good Standing. Shall not merge, reorganize, consolidate or amalgamate with any Person, liquidate, wind up its affairs or dissolve itself, acquire by purchase, lease or otherwise any of the assets of any Person, or sell, transfer, lease or otherwise dispose of any of its property or assets, except for the sale of Prime To Go, so long as the sale proceeds thereof are applied as set forth in the Junior Loan Agreement, the sale of Inventory in the ordinary course of business, the disposition of obsolete or worn out equipment in the ordinary course of business, the disposition of equipment if the proceeds of such disposition are credited or applied to the purchase price of replacement equipment, and the voluntary termination of Swap Agreements to which Borrower or such Subsidiary is a party, or sell or dispose of any equity ownership interests in any Subsidiary, in each case whether in a single transaction or in a series of related transactions; or change its name or jurisdiction of organization or conduct business under any new fictitious name; change its Federal Employer Identification Number; or fail to remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
          (l) Section 9.1 of the Loan Agreement is hereby amended by adding the following at the end thereof:
     “Notwithstanding any contrary provision herein or in any other agreement among Borrowers and Bank, the Bank’s interest in and Lien on any of the Collateral securing the Obligations (excluding the Junior Indebtedness) shall in all respects and at all times be deemed senior and prior to any interest in the Collateral which secures the Junior Indebtedness.”

          (m) Article 7 of the Loan Agreement is amended and restated in its entirety to read as follows:
     “7.1 Minimum EBITDA. EBITDA as of the end of each of the following Fiscal Quarters shall be not less than the amount applicable to such Fiscal Quarter set forth in the table below:

FISCAL QUARTER ENDING	AMOUNT
Q4-2008 (for one Fiscal Quarter only)	$(2,100,000)
Q1-2009 (for one Fiscal Quarter only)	$(775,000)
Q2-2009 (for two Fiscal Quarters only)	$(400,000)
Q-3-2009 (for three Fiscal Quarters only)	$1,300,000
Q4-2009 (on a rolling four quarter basis)	$3,200,000
Q1-2010 (on a rolling four quarter basis)	$3,600,000
As used herein, “EBITDA” means for any period the sum of the following, without duplication: (A) consolidated net income of Borrower and its Subsidiaries from continuing operations (computed without regard to any extraordinary items of gain or loss) plus (B) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense, (2) income and franchise taxes, tax expense, and (3) depreciation, amortization and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), less interest income and any extraordinary gains.
     7.2 Minimum Gross Revenues. Gross revenues from sales achieved by Borrower and its Subsidiaries from continuing operations as of the end of each of the following Fiscal Quarters, determined on a rolling four quarter basis, shall be not less than the amounts applicable to such Fiscal Quarter set forth in the table below:

FISCAL QUARTER ENDING	AMOUNT
Q4-2008	$28,000,000
Q1-2009	$31,000,000
Q2-2009	$32,500,000
Q3-2009	$37,000,000
Q4-2009	$44,000,000
Q1-2010	$45,000,000
     7.3 Leases. Borrower shall not incur, create, or assume any direct or indirect liability for the payment of rent or otherwise, under any lease or rental arrangement (excluding capitalized leases) during any Fiscal Year if immediately thereafter the sum of such lease or rental payments made by Borrower is greater than $2,000,000.00 in the aggregate.

     7.4 Net Worth. Borrower shall at all times maintain a Net Worth of at least $12,000,000.00. “Net Worth” means the shareholders’ equity of Borrower, plus the sum of Debt subordinated to the Obligations by subordination agreements satisfactory in all respects to the Bank in its sole discretion, less Total Liabilities. “Total Liabilities” means all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower.”
          (n) The address for the Borrower set forth in Section 10.4 of the Loan Agreement is hereby changed to the following:

Borrower:	Primo Water Corporation
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104
Fax No.
Attn:
     2. Further Assurances. The Borrowers will execute such confirmatory instruments with respect to the Loan Agreement and this Fourth Amendment as the Bank may reasonably request.
     3. Modification. The Borrowers and the Bank agree that this Fourth Amendment shall not be construed as an agreement to extinguish the Borrowers’ obligations under the Loan Agreement and shall not constitute a novation as to the obligations of the Borrowers under the Loan Agreement. The Bank hereby expressly reserves all rights and remedies it may have against all parties who may be or may hereafter become secondarily liable for the repayment of the obligations under the Loan Agreement.
     4. Amendments. This Fourth Amendment may not be amended, changed, modified, altered, or terminated without in each instance the prior written consent of the Bank. This Fourth Amendment shall be construed in accordance with and governed by the laws of the State of North Carolina.
     5. Counterparts. This Fourth Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one agreement.
[signature pages follow]

          IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the date first above written.

BORROWERS:

PRIMO WATER CORPORATION (SEAL)
By	/s/ Mark Castaneda
	Name:	Mark Castaneda
	Its:	CFO

PRIMO TO GO, LLC (SEAL)
By	Primo Water Corporation, Its Manager

By	/s/ Billy D. Prim
	Name:	Billy D. Prim
	Its:	President

PRIMO PRODUCTS, LLC (SEAL)
By	Primo Water Corporation, Its Manager

By	/s/ Billy D. Prim
	Name:	Billy D. Prim
	Its:	President

PRIMO DIRECT, LLC (SEAL)
By	/s/ Billy D. Prim
Name: Billy D. Prim
Its: Manager

BANK:

WACHOVIA BANK, NATIONAL ASSOCIATION (SEAL)

By	/s/ Michael L. Rogers
Michael L. Rogers, Senior Vice President